Exhibit 99.1

Arrow Electronics Acquires Asset Recovery Corporation

-- Increases Presence in High-Margin Electronics Asset Disposition Market --

ENGLEWOOD, Colo.--(BUSINESS WIRE)--February 27, 2012--Arrow Electronics, Inc. (NYSE:ARW) announced today that it has acquired Asset Recovery Corporation (“Asset Recovery”), a North American provider of electronics asset disposition (EAD) services.

Asset Recovery offers a comprehensive array of EAD services including data removal, data security, refurbishment, and remarketing of electronic assets, while ensuring compliance with local and national data security and environmental regulations. The company’s customers are concentrated in the retail, manufacturing, healthcare, finance, and transportation industries.

“We are excited to welcome the Asset Recovery team into the Arrow family. This acquisition strengthens our industry-leading services portfolio and strategically expands our customer base in North America,” said Paul J. Reilly, executive vice president, finance and operations, and chief financial officer of Arrow Electronics.

Headquartered in St. Paul, Minn., Asset Recovery has approximately 95 employees. Sales in 2012 are expected to total approximately $20 million.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 120,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 390 locations in 52 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Greer Aviv, 303-824-3765
Senior Manager, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, and Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Director, Corporate Communications